Consent to Assignment

This Consent to Assignment (this “Agreement”) is made as of the 28th day of June, 2022, by and among UMB Bank, n.a. (“UMB”), Carillon Series Trust (“Carillon”) and The Chartwell Funds (the “Chartwell”).

WHEREAS, UMB and Chartwell entered into that certain Custody Agreement dated June 1, 2017, as amended (the “Custody Agreement”) relating to the provision of custody services by UMB to Chartwell; and

WHEREAS, effective July 1, 2022, Chartwell will be reorganized into Carillon; and

WHEREAS, Chartwell desires to assign its rights and obligations under the Custody Agreement to Carillon, and Carillon desires to accept and assume such rights and obligations; and

WHEREAS, the UMB is willing to consent to such assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Assignment and Assumption of the Services Agreement. Effective as of the close of business on July 1, 2022 (the “Effective Date”), Chartwell shall be deemed to have assigned all of its rights under the Custody Agreement to Carillon and Carillon shall be deemed to have assumed all obligations under the Services Agreement.

2. Consent. UMB hereby consents to the assignment and assumption described above.

3. Miscellaneous. This Agreement reflects the entire agreement among all three parties with respect to its subject matter, and supersedes all previous written and oral negotiations, commitments and writings. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed under the laws of the State of Missouri. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, all other terms, covenants and conditions of this Agreement shall remain legal, valid and enforceable and in full force and effect. This Agreement and any provisions hereof may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of any party (or parties) hereto, but only by an agreement in writing signed by the party (or parties) against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

CARILLON SERIES TRUST		THE CHARTWELL FUNDS

By:	/s/ Susan Walzer	By:	/s/ Neil Walker
Name:	Susan Walzer	Name:	Neil Walker
Title:	President	Title:	Treasurer, Secretary

UMB BANK, N.A.

By:	/s/ Amy Small
Name:	Amy Small
Title:	EVP, Executive Director

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